Calgary, July 29, 2016	Exhibit 99.1

Imperial reports $181 million loss in second quarter of 2016

•	Comprehensive company response to northern Alberta wildfires
•	Wildfires reduced production by 60,000 barrels per day and net income by $170 million
•	Completed major planned maintenance at two refineries, reducing throughput 163,000 barrels per day

	Second quarter			Six months
(millions of Canadian dollars, unless noted)	2016	2015	%	2016	2015	%

Net income (loss) (U.S. GAAP)	(181)	120	(251)	(282)	541	(152)
Net income (loss) per common share – assuming dilution (dollars)	(0.21)	0.14	(251)	(0.33)	0.64	(152)
Capital and exploration expenditures	335	819	(59)	743	1,869	(60)

Imperial’s second quarter results were significantly impacted by wildfires in the Fort McMurray, Alberta area and by major planned maintenance activities at two refineries and its oil sands mines.

“Imperial conducted a comprehensive and rapid response to the wildfires in northern Alberta, managing dual priorities of assisting first responders and impacted community members while protecting our workforce and facilities,” said Rich Kruger, chairman, president and chief executive officer.

The company provided accommodation for hundreds of displaced residents and safely evacuated more than 3,300 people by air. Additionally, Imperial donated $100,000 to the Canadian Red Cross, provided 20,000 litres of gasoline to the Royal Canadian Mounted Police and distributed Esso fuel discount cards to evacuees.

“Although our facilities were not damaged by the wildfires, operationally both Kearl and Syncrude were significantly impacted. Kearl production was shutdown periodically in May due to inbound and outbound pipeline constraints. Syncrude operations were halted in early May, the first complete shutdown in the site’s nearly 40-year history, with a staged restart of operations in mid-June,” Kruger said.

Operations in the quarter were further impacted by planned maintenance activities at Kearl, Syncrude and at the Strathcona and Nanticoke refineries. This planned maintenance reduced liquids production by an estimated 40,000 barrels per day (Imperial’s share) and reduced refinery throughput by an estimated 163,000 barrels per day in the quarter. As a result, earnings decreased by an estimated $85 million compared to the same quarter in 2015.

The company recorded an estimated loss of $181 million in the second quarter of 2016 or $0.21 per share, as compared with net income of $120 million or $0.14 per share for the comparable period in 2015. This reduction was due to lower global crude prices and operational impacts from the wildfires and maintenance activities.

In the current challenging business environment Imperial continues to focus on what it can control. In the first half of 2016, upstream unit costs were reduced 18 percent compared to the first half of 2015 and capital expenditures of $743 million were down more than $1.1 billion. The company will continue to reduce operating costs while maintaining the operational integrity of its assets and, recognizing ongoing uncertainties in the business environment, it will continue to scrutinize all discretionary capital investments.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

  Second quarter highlights

•	Net loss of $181 million or $0.21 per share on a diluted basis, down from net income of $120 million or $0.14 per share in the second quarter of 2015. Wildfires in northern Alberta significantly impacted results in the quarter, reducing net income by an estimated $170 million.

•	Production averaged 329,000 gross oil-equivalent barrels per day, compared to 344,000 barrels per day in the same period of 2015. The Alberta wildfires reduced production by approximately 60,000 barrels per day in the current quarter. Excluding the impact of wildfires, second quarter 2016 production would have increased by 45,000 barrels per day or 13 percent.

•	Refinery throughput averaged 246,000 barrels per day, compared to 373,000 barrels in the second quarter of 2015. Major planned maintenance activities were completed at Strathcona and Nanticoke, consistent with historic practice. Throughput was reduced by an estimated 163,000 barrels per day associated with these activities.

•	Petroleum product sales were 470,000 barrels per day, compared to 478,000 barrels per day in the second quarter of 2015. Imperial continued to focus on ensuring a reliable supply of products to its customers despite wildfire and planned maintenance impacts.

•	Cash generated from operating activities was $443 million, an increase of $66 million from the second quarter of 2015. Positive working capital effects offset lower earnings. Cash generated from operations was reduced by an estimated $195 million as a result of the Alberta wildfires.

•	Capital and exploration expenditures totalled $335 million, a decrease of $484 million from the second quarter of 2015. First-half expenditures of $743 million were down more than $1.1 billion associated with the completion of major upstream growth projects and increased selectivity of investments.

•	Kearl bitumen production averaged 155,000 barrels per day in the quarter (110,000 barrels Imperial’s share) up from 130,000 barrels per day in the second quarter of 2015 (92,000 barrels Imperial’s share). Combined wildfire and planned maintenance impacts reduced production by an estimated 64,000 barrels per day (45,000 barrels Imperial’s share). Kearl facilities did not sustain any physical damage as a result of the wildfires and normal operations resumed by the end of May.

•	Cold Lake bitumen production averaged 163,000 barrels per day in the quarter, up from 161,000 barrels per day in the same quarter of 2015. Increased production from Nabiye was partially offset by cycle timing in the base operation. The wildfires did not impact Cold Lake operations.

•	Syncrude production averaged 18,000 barrels per day in the second quarter (Imperial’s share), compared to 52,000 barrels per day in the same period of 2015. Wildfire and planned maintenance impacts reduced production by an estimated 54,000 barrels per day. As a result of the wildfires, Syncrude completed a controlled shutdown of all facilities in early May, the first complete shutdown in its nearly 40-year history. A staged re-start commenced in mid-June and planned maintenance work, suspended due to the wildfires, was completed. A return to normal operations occurred in July.

•	Mackenzie gas project regulatory approval extended by seven years. The National Energy Board (NEB) granted Imperial’s request to extend the pipeline construction permit to the end of 2022. The extension will allow time to assess whether changes in the North American natural gas market, including the potential impact of proposed LNG projects, will support the development of Mackenzie Delta gas reserves. The NEB decision is subject to approval by the Government of Canada.

•	Imperial conducted a comprehensive and rapid response to wildfires in northern Alberta, including a $100,000 donation to the Canadian Red Cross, a donation of 20,000 litres of gasoline to the Royal Canadian Mounted Police, $10,000 in Esso fuel discount cards distributed to evacuees, accommodations for hundreds of displaced residents and firefighters and safe air transportation for more than 3,300 evacuees, including residents from Fort McMurray.

IMPERIAL OIL LIMITED

Second quarter 2016 vs. second quarter 2015

The company’s net loss for the second quarter of 2016 was $181 million or $0.21 per share on a diluted basis, compared to net income of $120 million or $0.14 per share for the same period last year. Wildfires in northern Alberta significantly impacted results in the quarter, reducing net income by about $170 million.

Upstream recorded a net loss in the second quarter of $290 million, compared to a net loss of $174 million in the same period of 2015. Results in the second quarter of 2016 reflected lower realizations of about $500 million, the impact of the northern Alberta wildfires on Syncrude and Kearl operations of about $155 million and higher depreciation expense of about $50 million. These factors were partially offset by higher Kearl and Cold Lake volumes of about $105 million, the impact of a weaker Canadian dollar of about $65 million and the favourable impact of lower royalties of about $50 million. Earnings in the second quarter of 2015 reflected the impact associated with increased Alberta corporate income taxes of about $327 million.

West Texas Intermediate (WTI) averaged US$45.64 per barrel in the second quarter of 2016, down from US$57.90 per barrel in the same quarter of 2015. Western Canada Select (WCS) averaged US$32.36 per barrel and US$46.41 per barrel respectively for the same periods. The WTI / WCS differential widened to 29 percent in the second quarter of 2016, from 20 percent in the same period of 2015.

During the second quarter of 2016, the Canadian dollar weakened relative to the U.S. dollar versus the same period of 2015. The Canadian dollar averaged US$0.78 in the second quarter of 2016, a decrease of US$0.03 from the second quarter of 2015.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes declined essentially in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $29.45 per barrel for the second quarter of 2016, a decrease of $19.71 per barrel versus the second quarter of 2015. Synthetic crude realizations averaged $58.58 per barrel, a decrease of $16.62 per barrel for the same period of 2015.

Gross production of Cold Lake bitumen averaged 163,000 barrels per day in the second quarter, up from 161,000 barrels in the same period last year. Incremental volumes from Nabiye offset cycle timing in the base operation.

Gross production of Kearl bitumen averaged 155,000 barrels per day in the second quarter (110,000 barrels Imperial’s share) up from 130,000 barrels per day (92,000 barrels Imperial’s share) during the second quarter of 2015. Kearl production was reduced in the current quarter by 64,000 barrels per day (45,000 Imperial’s share) due to the Alberta wildfires and planned maintenance activities.

The company’s share of gross production from Syncrude averaged 18,000 barrels per day, compared to 52,000 barrels in the second quarter of 2015. Syncrude production was reduced in the current quarter by 54,000 barrels per day due to the Alberta wildfires and planned maintenance activities.

Downstream net income was $71 million in the second quarter, compared to $215 million in the same period of 2015. Earnings decreased mainly due to the impact of higher refinery turnarounds of about $115 million and lower industry margins of about $45 million.

Refinery throughput averaged 246,000 barrels per day, compared to 373,000 barrels in the second quarter of 2015. The decrease was mainly associated with planned turnaround activity at the Strathcona and Nanticoke refineries. Excluding the impact of the planned turnarounds, capacity utilization averaged 97 percent.

Petroleum product sales were 470,000 barrels per day, compared to 478,000 barrels per day in the second quarter of 2015.

Chemical net income was $55 million in the second quarter, compared to $69 million in the same quarter of 2015.

Net income effects from Corporate and Other were negative $17 million in the second quarter, compared to positive $10 million in the same period of 2015.

IMPERIAL OIL LIMITED

Cash flow generated from operating activities was $443 million in the second quarter, compared with $377 million in the corresponding period in 2015. Positive working capital effects offset the lower earnings.

Investing activities used net cash of $297 million in the second quarter, compared with $724 million in the same period of 2015, reflecting the completion of major upstream growth projects.

Cash used in financing activities was $106 million in the second quarter, compared with cash from financing activities of $315 million in the second quarter of 2015. Dividends paid in the second quarter of 2016 were $118 million. The per-share dividend paid in the second quarter was $0.14, up from $0.13 in the same period of 2015.

The company’s cash balance was $195 million at June 30, 2016, versus $28 million at the end of the second quarter of 2015.

IMPERIAL OIL LIMITED

Six months highlights

•	Net loss of $282 million, compared to net income of $541 million in the prior year.

•	Net loss per common share on a diluted basis was $0.33 compared to net income per common share of $0.64 in 2015.

•	Cash flow generated from operating activities was $492 million, versus $658 million in 2015.

•	Gross oil-equivalent barrels of production averaged 376,000 barrels per day, up 11 percent from 339,000 barrels from the same period in 2015.

•	Refinery throughput averaged 323,000 barrels per day, compared to 383,000 barrels in the same period of 2015.

•	Per-share dividends declared during the year totalled $0.29, up $0.03 per-share from 2015.

Six months 2016 vs. six months 2015

Net loss in the first six months of 2016 was $282 million, or $0.33 per share on a diluted basis, versus net income of $541 million or $0.64 per share for the first six months of 2015.

Upstream recorded a net loss of $738 million for the first six months of 2016, compared to a net loss of $363 million for the same period last year. The loss in 2016 reflected lower realizations of about $870 million, the impact of the northern Alberta wildfires on Syncrude and Kearl operations of about $155 million and higher depreciation expense of about $105 million. These factors were partially offset by the impact of a weaker Canadian dollar of about $135 million, higher Kearl and Cold Lake volumes of about $130 million, the favourable impact of lower royalties of about $80 million and lower energy cost of about $60 million. Earnings in the second quarter of 2015 reflected the impact associated with increased Alberta corporate income taxes of about $327 million.

West Texas Intermediate averaged US$39.78 per barrel in the first six months of 2016 down from US$53.35 per barrel in the same period last year. Western Canada Select averaged US$25.88 per barrel and US$40.14 per barrel respectively for the same periods. The WTI / WCS differential widened to 35 percent in the first six months of 2016, from 25 percent in the same period of 2015.

During the first six months of 2016, the Canadian dollar weakened relative to the U.S. dollar versus the same period of 2015. The Canadian dollar averaged US$0.75 in the first six months of 2016, a decrease of US$0.06 from the same period of 2015.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes declined essentially in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $20.76 per barrel for the first six months of 2016, a decrease of $18.39 per barrel versus the same period of 2015. Synthetic crude realizations averaged $48.59 per barrel, a decrease of $15.30 per barrel for the same period of 2015.

Gross production of Cold Lake bitumen averaged 164,000 barrels per day in the first six months, up from 156,000 barrels from the same period last year, primarily due to Nabiye production.

Gross production of Kearl bitumen averaged 175,000 barrels per day in the first six months of 2016 (124,000 barrels Imperial’s share) up from 113,000 barrels per day (80,000 barrels Imperial’s share). The increase was the result of the start-up of the expansion project and improved reliability of the initial development. Kearl production was reduced by 32,000 barrels per day (23,000 Imperial’s share) due to the Alberta wildfires and planned maintenance activities.

During the first six months of 2016, the company’s share of gross production from Syncrude averaged 49,000 barrels per day, compared to 63,000 barrels from the same period of 2015. Syncrude production was reduced by 13,000 barrels per day due to the Alberta wildfires and planned maintenance activities.

IMPERIAL OIL LIMITED

Downstream net income was $391 million, compared to $780 million from the same period of 2015. Earnings decreased due to the impact of lower downstream margins of about $480 million and higher refinery turnarounds of about $115 million. These factors were partially offset by the impact of a weaker Canadian dollar of about $130 million and lower fuels marketing operating costs of about $50 million.

Refinery throughput averaged 323,000 barrels per day in the first six months of 2016, compared to 383,000 barrels in the same period of 2015. Capacity utilization decreased to 77 percent from 91 percent in the same period of 2015. The lower utilization reflected higher turnaround activity in 2016.

Petroleum product sales were 469,000 barrels per day in the first six months of 2016, compared to 476,000 barrels per day in the same period of 2015.

Chemical net income was $104 million, compared to $135 million in the same period of 2015.

For the first six months of 2016, net income effects from Corporate and Other were negative $39 million, versus negative $11 million in 2015.

Key financial and operating data follow.

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price impacts; availability and allocation of capital; currency exchange rates; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Second Quarter		Six Months

millions of Canadian dollars, unless noted	2016	2015	2016	2015

Net Income (loss) (U.S. GAAP)
Total revenues and other income	6,248	7,301	11,470	13,504
Total expenses	6,500	6,705	11,871	12,347
Income (loss) before income taxes	(252)	596	(401)	1,157
Income taxes	(71)	476	(119)	616
Net income (loss)	(181)	120	(282)	541

Net income (loss) per common share (dollars)	(0.21)	0.14	(0.33)	0.64
Net income (loss) per common share - assuming dilution (dollars)	(0.21)	0.14	(0.33)	0.64

Other Financial Data
Federal excise tax included in operating revenues	415	387	803	764

Gain (loss) on asset sales, after tax	10	17	34	40

Total assets at June 30			43,244	42,834

Total debt at June 30			8,908	7,984
Interest coverage ratio - earnings basis (times covered)			4.0	39.5

Other long-term obligations at June 30			3,455	3,973

Shareholders’ equity at June 30			23,072	22,759
Capital employed at June 30			31,998	30,761
Return on average capital employed (percent) (a)			1.1	7.2

Dividends declared on common stock
Total	127	110	246	220
Per common share (dollars)	0.15	0.13	0.29	0.26

Millions of common shares outstanding
At June 30			847.6	847.6
Average - assuming dilution	850.6	850.7	850.5	850.6

(a)	Return on capital employed is the rolling average net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

IMPERIAL OIL LIMITED

Attachment II

	Second Quarter		Six Months

millions of Canadian dollars	2016	2015	2016	2015

Total cash and cash equivalents at period end	195	28	195	28

Net income (loss)	(181)	120	(282)	541
Adjustments for non-cash items:
Depreciation and depletion	407	335	831	652
(Gain) loss on asset sales	(13)	(25)	(43)	(51)
Deferred income taxes and other	(98)	254	(180)	272
Changes in operating assets and liabilities	328	(307)	166	(756)
Cash flows from (used in) operating activities	443	377	492	658

Cash flows from (used in) investing activities	(297)	(724)	(655)	(1,726)
Proceeds associated with asset sales	17	65	50	90

Cash flows from (used in) financing activities	(106)	315	155	881

IMPERIAL OIL LIMITED

Attachment III

	Second Quarter		Six Months

millions of Canadian dollars	2016	2015	2016	2015

Net income (loss) (U.S. GAAP)
Upstream	(290)	(174)	(738)	(363)
Downstream	71	215	391	780
Chemical	55	69	104	135
Corporate and other	(17)	10	(39)	(11)
Net income (loss)	(181)	120	(282)	541

Revenues and other income
Upstream	1,733	2,517	3,211	4,329
Downstream	4,790	5,459	8,984	10,414
Chemical	317	373	615	722
Eliminations / Other	(592)	(1,048)	(1,340)	(1,961)
Total	6,248	7,301	11,470	13,504

Purchases of crude oil and products
Upstream	905	1,070	1,723	1,908
Downstream	3,555	4,071	6,312	7,266
Chemical	171	205	330	387
Eliminations	(590)	(1,051)	(1,338)	(1,961)
Purchases of crude oil and products	4,041	4,295	7,027	7,600

Production and manufacturing expenses
Upstream	838	953	1,747	1,903
Downstream	421	392	736	748
Chemical	51	50	98	103
Eliminations	–	–	–	–
Production and manufacturing expenses	1,310	1,395	2,581	2,754

Capital and exploration expenditures
Upstream	250	704	596	1,594
Downstream	64	96	107	221
Chemical	8	4	14	16
Corporate and other	13	15	26	38
Capital and exploration expenditures	335	819	743	1,869

Exploration expenses charged to income included above	42	16	59	33

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Second Quarter		Six Months
	2016	2015	2016	2015

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	163	161	164	156
Kearl	110	92	124	80
Syncrude	18	52	49	63
Conventional	15	15	15	15
Total crude oil production	306	320	352	314
NGLs available for sale	1	2	2	2
Total crude oil and NGL production	307	322	354	316

Gross natural gas production (millions of cubic feet per day)	129	134	129	140

Gross oil-equivalent production (a)	329	344	376	339
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	132	142	139	140
Kearl	109	90	123	78
Syncrude	18	45	49	57
Conventional	13	13	13	14
Total crude oil production	272	290	324	289
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	273	291	325	290

Net natural gas production (millions of cubic feet per day)	127	119	127	131

Net oil-equivalent production (a)	294	311	346	312
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	219	218	220	212
Kearl blend sales (thousands of barrels per day)	157	107	168	95
NGL sales (thousands of barrels per day)	5	6	5	6

Average realizations (Canadian dollars)
Bitumen realizations (per barrel)	29.45	49.16	20.76	39.15
Synthetic oil realizations (per barrel)	58.58	75.20	48.59	63.89
Conventional crude oil realizations (per barrel)	36.04	48.43	30.22	37.67
NGL realizations (per barrel)	13.70	8.57	14.10	17.17
Natural gas realizations (per thousand cubic feet)	1.58	1.83	1.98	2.71

Refinery throughput (thousands of barrels per day)	246	373	323	383
Refinery capacity utilization (percent)	58	89	77	91

Petroleum product sales (thousands of barrels per day)
Gasolines (mogas)	263	248	255	241
Heating, diesel and jet fuels (distillates)	158	163	164	175
Heavy fuel oils (HFO)	8	15	13	17
Lube oils and other products (other)	41	52	37	43
Net petroleum products sales	470	478	469	476

Petrochemical sales (thousands of tonnes)	232	242	462	467

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) (millions of Canadian dollars)	Net income (loss) per common share - diluted (dollars)

2012
First Quarter	1,015	1.19
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.26
Year	3,766	4.42

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
	(282)	(0.33)